UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 23, 2025

Lord Abbett Private Credit Fund

(Exact name of Registrant as Specified in Its Charter)

DELAWARE	814-01764	93-4670837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

30 Hudson Street Jersey City, New Jersey	07302
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (888) 522-2388

N/A

(Former Name or Former Address, if Changed Since Last Report)

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On January 23, 2025, Lord Abbett PCF Financing LLC (“PCF Financing”), a wholly-owned, special purpose financing subsidiary of Lord Abbett Private Credit Fund (the “Company”), entered into a revolving credit facility (the “Revolving Credit Facility”) pursuant to a Credit Agreement (the “Credit Agreement”), by and among PCF Financing, as borrower, the Company, as servicer, Bank of America, N.A. (“Bank of America”), as administrative agent (in such capacity “Administrative Agent”) and sole lead arranger and sole book manager, each of the lenders from time to time party thereto, and State Street Bank and Trust Company, as collateral custodian. Capitalized terms used and not otherwise defined herein shall have the meanings specified in the Credit Agreement. The Revolving Credit Facility provides for, among other things, borrowings in U.S. dollars or certain other permitted currencies in an initial aggregate amount of up to $300,000,000, with an option for PCF Financing to elect, subject to certain conditions, to increase the maximum committed amount up to $400,000,000.

The revolving period during which PCF Financing is permitted to borrow, repay and re-borrow loans will terminate on January 23, 2028. Loans under the Revolving Credit Facility are subject to satisfaction of certain conditions, including maintenance of the required borrowing base. Any amounts borrowed under the Revolving Credit Facility will mature, and all accrued and unpaid interest thereunder will be due and payable, on January 23, 2030.

Borrowings under the Revolving Credit Facility accrue interest at a rate per annum equal to the floating rate applicable to the currency of such borrowing (which, for U.S. dollar-denominated borrowings, is three-month term SOFR), plus an applicable margin ranging from 1.60% per annum to 2.00% per annum depending on the nature of the collateral securing the advances, subject to a floor of 1.90% per annum. In addition, PCF Financing will pay a non-usage fee on the unused commitments under the facility equal to (i) during the first six months after the Closing Date, 0.25% per annum on such unused commitments, (ii) on and after the six month anniversary of the Closing Date and prior to the twelve month anniversary of the Closing Date, 0.50% per annum on such unused commitments and (iii) following the first twelve months after the Closing Date, 1.50% per annum on unused commitments below 50% of the total facility commitment and 0.50% per annum on remaining unused commitments.

In connection with the Revolving Credit Facility, PCF Financing has made certain representations and warranties and is required to comply with various covenants, reporting requirements and other customary requirements for similar facilities. In addition, PCF Financing must maintain a positive tangible net worth at all times.

The Revolving Credit Facility contains events of default customary for similar financing transactions of this type. Upon the occurrence of an event of default, the Administrative Agent may terminate the commitments and declare the outstanding loans and all other obligations under the Revolving Credit Facility immediately due and payable. During the continuation of an event of default, PCF Financing may be required to pay interest at a default rate.

PCF Financing’s obligations to the lenders under the Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of PCF Financing, including its portfolio of loans and debt securities. The obligations of PCF Financing under the Revolving Credit Facility are limited recourse obligations, payable solely from the Collateral in accordance with the Revolving Credit Facility and the associated Loan Documents.

The foregoing description of the Revolving Credit Facility does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement attached hereto as Exhibit 10.1.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this current report on Form 8-K is hereby incorporated in this Item 2.03 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

10.1	Credit Agreement, dated January 23, 2025, by and among PCF Financing, Bank of America, and State Street Bank and Trust Company, as Collateral Custodian.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LORD ABBETT PRIVATE CREDIT FUND

Date: January 28, 2025	By:	/s/ Salvatore Dona
	Name:	Salvatore Dona
	Title:	Chief Financial Officer